Exhibit 99.1

Nocturne Acquisition Corporation Announces the Separate Trading of its Ordinary Shares and Rights, Commencing May 3, 2021

La Jolla, CA, April 29, 2021 – Nocturne Acquisition Corporation (NASDAQ: MBTCU) (the “Company” or “MBTC”) announced that, commencing May 3, 2021, holders of the units sold in the Company’s initial public offering of 11,500,000 units, may elect to separately trade shares of the Company’s ordinary shares and rights included in the units. The ordinary shares and rights that are separated will trade on the Nasdaq Capital Market under the symbols “MBTC” and “MBTCR,” respectively. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “MBTCU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and rights.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nocturne Acquisition Corporation

Nocturne Acquisition Corporation is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company focuses its search for targets bringing to market disruptive technologies in the blockchain/crypto and artificial intelligence technology sectors. Equity value of potential targets is expected to be in the $300 million to $1 billion USD range. For more information about Nocturne Acquisition Corporation, please visit the company's investor relations website: www.nocturnecorp.com.

Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

MBTC Company/Media Contact:

investors@nocturnecorp.com
media@nocturnecorp.com

MBTC Investor Relations Contact:

Chris Tyson/Doug Hobbs

SPAC Alpha IR+

(949) 491-8235

MBTC@mzgroup.us